EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CytRx Corporation
Los Angeles, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-100947, 333-106629 and 333-133269) and in the Registration Statements on Form S-8 (Nos. 333-42259, 333-93816, 333-93818, 333-84657, 333-68200, 333-91068, 333-93305 and 333-123339) of our report dated March 15, 2006, except Notes 2 and 14 which are as of May 20, 2006, relating to the consolidated financial statements and the schedule of CytRx Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Los Angeles, California
May 20, 2006